Exhibit 99.1

Independent Auditors’ Report

Board of Directors and Stockholders

Revere Bank and Subsidiary

Rockville, Maryland

We have audited the accompanying consolidated financial statements of Revere Bank and Subsidiary which comprise the consolidated balance sheets as of December 31, 2019 and 2018, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows for the each of the three years in the period ended December 31, 2019, and the related notes to the consolidated financial statements.

Management’s Responsibility for the financial statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Revere Bank and Subsidiary as of December 31, 2019 and 2018, and the results of their operations and their cash flows for each of the three years in the period ended December 31 2019 in accordance with accounting principles generally accepted in the United States of America.

Baltimore, Maryland

March 25, 2020

Revere Bank and Subsidiary

Consolidated Balance Sheets

(dollars in thousands)

	As of December 31,
	2019	2018
Assets
Cash and due from banks	$147,115	$136,442
Securities available-for-sale, at fair value	185,655	187,558
Equity investments	8,435	4,698
Loans	2,454,935	2,084,806
Less allowance for loan losses	23,047	18,712
Loans, net	2,431,888	2,066,094
Premises and equipment, net	3,709	4,283
Right-of-use assets	17,513	—
Accrued interest receivable	7,668	6,854
Deferred tax assets	6,401	6,397
Bank owned life insurance	11,135	10,902
Goodwill	26,815	26,815
Core deposit intangibles	2,917	3,627
Other assets	1,931	1,541
Total Assets	$2,851,182	$2,455,211
Liabilities and Stockholders' Equity
Liabilities
Deposits:
Non-interest-bearing demand	$420,186	$368,063
Interest-bearing	1,925,180	1,720,904
Total Deposits	2,345,366	2,088,967
Federal Home Loan Bank advances	143,358	63,456
Subordinated debt, net	30,819	30,715
Lease liabilities	18,386	—
Accrued interest payable	1,605	1,320
Other liabilities	8,020	5,862
Total Liabilities	2,547,554	2,190,320
Stockholders' Equity
Common stock, par value $5 per share; 30,000,000 shares authorized; shares issued
and outstanding of 12,011,281 for December 2019 and 11,817,361 for December 2018	60,056	59,087
Surplus	147,914	145,076
Retained earnings	94,576	62,878
Accumulated other comprehensive income (loss)	1,082	(2,150)
Total Stockholders' Equity	303,628	264,891
Total Liabilities and Stockholders' Equity	$2,851,182	$2,455,211

See accompanying notes to the Consolidated Financial Statements

Revere Bank and Subsidiary

Consolidated Income Statements

(dollars in thousands, except per share data)

	For the Years Ended December 31,
	2019	2018	2017
Interest Income
Loans, including fees	$121,620	$101,243	$84,590
Securities	4,554	3,691	2,965
Federal funds sold and other	3,167	2,039	833
Total Interest Income	129,341	106,973	88,388
Interest Expense
Deposits	31,710	20,972	13,691
Federal Home Loan Bank advances	2,908	1,304	1,001
Subordinated debt	1,855	1,855	1,841
Total Interest Expense	36,473	24,131	16,533
Net Interest Income	92,868	82,842	71,855
Provision for Loan Losses	4,814	4,089	3,159
Net interest income after provision for loan losses	88,054	78,753	68,696
Non-interest income
Service charges on deposits	1,404	1,071	921
Loss on disposal of premises and equipment	—	(26)	(2)
Earnings on bank owned life insurance	233	238	242
Other non-interest income	1,214	962	967
Total Non-interest income	2,851	2,245	2,128
Non-Interest Expense
Salaries and employee benefits	31,620	29,120	26,499
Occupancy and equipment	4,699	3,927	4,065
Legal and professional fees	1,090	1,257	1,041
Advertising	1,330	1,200	765
Data processing	2,699	2,515	2,397
FDIC premiums	687	1,147	1,544
Merger and acquisitions costs	399	—	584
Core deposit intangibles amortization	710	710	710
Other real estate owned expense	179	—	—
Gain on other real estate owned	(93)	—	—
Other	4,287	4,070	3,370
Total Non-interest expense	47,607	43,946	40,975
Income before taxes	43,298	37,052	29,849
Income Tax Expense	11,600	9,425	13,578
Net Income	$31,698	$27,627	$16,271

Basic earnings per common share	$2.66	$2.62	$1.67
Diluted earnings per common share	$2.59	$2.52	$1.59

See accompanying notes to the Consolidated Financial Statements

Revere Bank and Subsidiary

Consolidated Statements of Comprehensive Income

(dollars in thousands)

	For the Years Ended December 31,
	2019	2018	2017
Net Income	$31,698	$27,627	$16,271
Other comprehensive income (loss):
Unrealized gains (losses) on securities available-for-sale, net	4,458	(1,355)	225
Tax (expense) benefit	(1,226)	372	(89)
Total other comprehensive income (loss)	3,232	(983)	136
Total comprehensive income	$34,930	$26,644	$16,407

See accompanying notes to the Consolidated Financial Statements

Revere Bank and Subsidiary

Consolidated Statements of Changes in Stockholders' Equity

(dollars in thousands)

					Accumulated
					other
	Common Stock			Retained	comprehensive
	Shares	Amount	Surplus	earnings	income (loss)	Total
Balance as of January 1, 2017	9,640,544	$48,203	$102,879	$18,789	$(1,112)	$168,759
Net income	—	—	—	16,271	—	16,271
Other comprehensive income	—	—	—	—	136	136
Options exercised	74,632	373	373	—	—	746
Warrants exercised	94,860	474	555	—	—	1,029
Vested restricted stock	31,491	157	378	—	—	535
Employee stock purchase plan	12,961	65	284	—	—	349
Stock-based compensation	—	—	452	—	—	452
Balance as of December 31, 2017	9,854,488	49,272	104,921	35,060	(976)	188,277
Net income	—	—	—	27,627	—	27,627
Other comprehensive loss	—	—	—	—	(983)	(983)
Common stock offering	1,610,000	8,050	36,194	—	—	44,244
Options exercised	245,459	1,227	1,925	—	—	3,152
Warrants exercised	47,521	238	523	—	—	761
Vested restricted stock	50,611	253	884	—	—	1,137
Employee stock purchase plan	9,282	47	231	—	—	278
Stock-based compensation	—	—	398	—	—	398
Reclassification of the income
tax effects of the Tax Cuts
and Jobs Act	—	—	—	191	(191)	—
Balance as of December 31, 2018	11,817,361	59,087	145,076	62,878	(2,150)	264,891
Net income	—	—	—	31,698	—	31,698
Other comprehensive income	—	—	—	—	3,232	3,232
Options exercised	60,835	304	379	—	—	683
Warrants exercised	62,069	310	683	—	—	993
Vested restricted stock	64,352	322	1,565	—	—	1,887
Employee stock purchase plan	6,664	33	160	—	—	193
Stock-based compensation	—	—	51	—	—	51
Balance as of December 31, 2019	12,011,281	$60,056	$147,914	$94,576	$1,082	$303,628

See accompanying notes to the Consolidated Financial Statements

Revere Bank and Subsidiary

Consolidated Statements of Cash Flows

(dollars in thousands)

	For the Years Ended December 31,
	2019	2018	2017
Cash Flows from Operating Activities:
Net Income	$31,698	$27,627	$16,271
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	1,038	779	907
Stock compensation expense	1,938	1,535	987
Net amortization of premiums on securities available-for-sale	1,167	1,352	1,626
Accretion of net discounts on loans	(984)	(1,468)	(1,908)
Amortization of acquisition premium on time deposits	(2)	(13)	(334)
Amortization of core deposit intangible	710	710	710
Amortization of Federal Home Loan Bank advance premiums	(17)	(21)	(22)
Impairment loss on equity investments	2	24	10
Loss on disposal of premises and equipment	—	26	2
Increase in cash surrender value of bank owned life insurance	(233)	(238)	(242)
Provision for loan losses	4,814	4,089	3,159
Deferred tax benefit	(1,231)	(792)	(555)
Change in valuation of deferred tax	—	—	2,410
Increase in accrued interest receivable	(814)	(986)	(892)
Amortization of deferred financing costs	104	108	92
Gain on sale of other real estate owned	(93)	—	—
Decrease (increase) in other assets	1,735	(293)	1,306
Increase in other liabilities	1,254	140	721
Net cash provided by operating activities	41,086	32,579	24,248
Cash Flows from Investing Activities:
Decrease (increase) in interest-bearing deposits with banks	—	1,470	(1,006)
Purchases of securities available-for-sale	(29,318)	(53,902)	(44,136)
Proceeds from sales, maturities and calls of securities available-for-sale	30,315	4,292	—
Principal collected on mortgage-backed securities available-for-sale	4,197	22,571	19,122
Redemption of Federal Home Loan Bank securities, net	(3,739)	428	142
Net increase in loans	(371,075)	(268,850)	(224,910)
Proceeds from sale of other real estate owned	1,544	—	—
Purchase of premises and equipment	(526)	(861)	(804)
Net cash used in investing activities	(368,602)	(294,852)	(251,592)
Cash Flows from Financing Activities:
Net increase in deposits	256,401	293,888	192,741
Net increase (decrease) in long-term borrowings - Federal Home Loan Bank advances	79,919	(14,350)	(8,158)
Proceeds from common stock offering, net	—	44,244	—
Proceeds from stock options and warrants	1,676	3,913	1,775
Net proceeds from issuance of common stock under employee stock purchase plan	193	278	349
Net cash provided by financing activities	338,189	327,973	186,707
Net increase (decrease) in cash and cash equivalents	10,673	65,700	(40,637)
Cash and cash equivalents, beginning of period	136,442	70,742	111,379
Cash and cash equivalents, end of period	$147,115	$136,442	$70,742
Supplemental Cash Flows Information:
Interest paid	$36,188	$23,740	$16,501
Income taxes paid, net of refunds of $40 in 2018	$13,659	$10,304	$11,110
Non-cash Investing Activity:
Initial recognition of operating lease right-of-use assets	$17,010	$—	$—
Initial recognition of lease liabilities	$17,588	$—	$—
Transfers from loans to other real estate owned	$1,116	$—	$—

See accompanying notes to the Consolidated Financial Statements

Revere Bank and Subsidiary

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2019 and 2018

1.       Summary of Significant Accounting Policies

Organization and Nature of Operations

Revere Bank and its subsidiary (collectively, the “Bank”) was incorporated on June 29, 2007 under the laws of the State of Maryland and is a Maryland state chartered bank. The Bank commenced operations on November 20, 2007, and is a full service bank providing business and personal lending and deposit services. As a state chartered bank, the Bank is subject to the regulation of the State of Maryland Department of Labor, Licensing and Regulation and the Federal Deposit Insurance Corporation (“FDIC”). The area served by the Bank includes the counties of Anne Arundel, Baltimore, Frederick, Howard, Montgomery and Prince George’s, all located in Maryland, and Washington, D.C.

In accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 855, “Subsequent Events,” the Bank has evaluated events and transactions that occurred subsequent to the balance sheet date and before these consolidated financial statements were available for issuance for potential recognition or disclosure in these consolidated financial statements. This evaluation was conducted through March 25, 2020, the date these consolidated financial statements were available to be issued. See Note 22 for information regarding our merger into Sandy Spring Bancorp, Inc and Note 23 for information related to other subsequent events.

Basis of Presentation

The consolidated financial statements include accounts of Revere Bank and its wholly-owned subsidiary, 7401 Realty LLC. The purpose of this subsidiary is the procurement and maintenance of other real estate owned and acquired through foreclosure or other means. The Bank does not have any real estate that qualifies as other real estate owned as of December 31, 2019. All significant intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan and lease losses, the assessment of other-than-temporary impairment of securities available-for-sale, and the valuation of deferred tax assets and goodwill.

Significant Group Concentrations of Credit Risk

Most of the Bank’s activities are with customers located within our service area. Note 3 discusses the types of securities that the Bank invests in. Note 4 discusses the type of lending that the Bank engages in. The Bank does not have any significant concentrations of credit risk to any one industry or customer.

Significant Group Concentrations of Liquidity Risk

Most of the Bank’s activities are with customers located within our service area. Note 8 discusses the types of deposits that the Bank has engaged in. As of December 31, 2019, there was one depositor with total deposits of $146.4 million, which represents 6.2% of the Bank’s total deposits. The Bank feels that these concentrations in deposits do not impact its liquidity risk. The Bank has due from bank accounts that exceed the FDIC insurance limitations.

Presentation of Cash Flows

For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, federal funds sold and highly liquid short-term investment securities. The Bank does not currently have amounts generally described as restricted cash or restricted cash equivalents. Generally, federal funds are purchased or sold for one day periods. Short-term investments are purchased with or have a maturity date of less than three months.

Securities Available-for-Sale

Management determines the appropriate classification of debt securities at the time of purchase and re-evaluates such designation as of each balance sheet date.

Securities classified as available-for-sale are recorded at fair value, with unrealized gains and losses recognized in other comprehensive income (loss). Premiums and discounts are recognized in interest income using the level yield method over the terms of the securities. Declines in the fair value of securities below their cost that are deemed to be other-than-temporary are reflected in earnings as realized losses. Other-than-temporary impairment (“OTTI”) guidance for investment states that an impairment is OTTI if any of the following conditions exist: the entity intends to sell the security; it is more-likely-than-not that the entity will be required to sell the security before recovery of its amortized cost basis; or, the entity does not expect to recover the security’s entire amortized cost basis (even if the entity does not intend to sell). Other than the OTTI loss on equity investments, as discussed in Note 3, the Bank did not recognize any other-than-temporary impairment losses on securities available-for-sale during 2019, 2018 or 2017. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method. See Note 3 for more information related to the Bank’s securities available-for-sale.

Equity Investments

The Bank uses certain correspondent banks for borrowing purposes and is required to maintain an investment in the capital stock of those correspondent banks. The Bank’s investments are in the stock of the Federal Home Loan Bank of Atlanta (“FHLB”), Atlantic Community Bankers Bank, Community Bankers Bank, and Maryland Financial Bank. Management reviews the equity investments for impairment based on the ultimate recoverability of the cost basis in each stock. The Bank adopted Accounting Standards Update (“ASU”) 2016-01 during 2018 which, among other things, changed how equity investments are accounted for in ASC 321, “Investments - Equity Securities.” Under the new guidance FHLB investments are not in scope and therefore the Bank continues to account for FHLB investments at cost. The Bank’s other equity investments do not have readily determinable fair values; therefore, in accordance with the new guidance, the Bank has elected the measurement alternative to carry these equity investments at cost, less impairments, plus or minus changes resulting from observable market price changes in orderly transactions for an identical or similar investment of the same issuer. The change in accounting policy, to the new standard, did not have a material impact on the Bank’s equity investments. See Note 3 for more information related to the Bank’s equity investments.

Loans Held for Sale

Loans held for sale are carried at the lower of cost or market value in the aggregate based on investor quotes. Loans held for sale consist of residential mortgages. All residential mortgages held for sale are sold with the servicing rights released. Gains and losses on sales of mortgage loans are recognized based on the difference between the selling price and the carrying value of the related loans. As of December 31, 2019 and 2018, the Bank had no loans held for sale.

Loans

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are stated at their outstanding unpaid principal balances, net of any deferred fees or costs. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of direct origination costs, are deferred and recognized as an adjustment of the yield (interest income) of the related loans. The Bank is generally amortizing these amounts over the contractual life of the loan. Premiums and discounts on purchased loans are amortized as adjustments to interest income using the effective yield method. The loan portfolio is segmented into commercial loans and consumer loans. Commercial loans consist of commercial loans and commercial real estate loans. Consumer loans consist of residential real estate loans and consumer, primarily home equity lines.

For all classes of loans, the accrual of interest is discontinued when the contractual payment of principal or interest has become 90 days past due or if management has serious doubts about further collectability of principal or interest, even though the loan is currently performing. A loan may remain on accrual status if it is in the process of collection and is either guaranteed or well secured. When a loan is placed on non-accrual status, unpaid interest credited to income in the current year is reversed and unpaid interest accrued in prior years is charged against the allowance for loan losses. Interest received on non-accrual loans, including impaired loans, is applied against principal. Generally, loans are restored to accrual status when the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time (generally six months) and the ultimate collectability of the total contractual principal and interest is no longer in doubt. The past due status of all classes of loans is determined based on contractual due dates for loan payments.

Allowance for Loan Losses

The allowance for loan losses represents management’s estimate of losses inherent in the loan portfolio as of the balance sheet date and is recorded as a reduction to loans. The allowance for loan losses is increased by the provision for loan losses, and decreased by charge-offs, net of recoveries. Loans deemed to be uncollectable are charged against the allowance for loan losses, and subsequent recoveries, if any, are credited to the allowance. All, or part, of the principal balance of loans receivable are charged-off to the allowance as soon as it is determined that the repayment of all, or part, of the principal balance is highly unlikely. Because all identified losses are immediately charged-off, no portion of the allowance for loan losses is restricted to any individual loan or group of loans, and the entire allowance is available to absorb any and all loan losses.

The allowance for loan losses is maintained at a level considered adequate to provide for losses that can be reasonably anticipated. Management performs a quarterly evaluation of the adequacy of the allowance. The allowance is based on the Bank’s past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions and other relevant factors. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant revision as more information becomes available.

The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as impaired, including non-accrual loans and troubled debt restructurings (“TDR”). For loans that are classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers pools of loans by loan class including commercial loans not considered impaired, as well as smaller balance homogeneous loans, such as residential real estate, home equity and other consumer loans. These pools of loans are evaluated for loss exposure based upon historical loss rates for each of these categories of loans. These pools of loans are then evaluated for loss exposure based upon these combined historical loss rates for each of these categories of loans and for qualitative factors. These qualitative risk factors included:

1.	Volume of loan growth within the portfolio;

2.	Changes in types of loans within the portfolio;

3.	Changes in loan portfolio mix, volume, or duration of the portfolio;

4.	Changes in the experience, ability, and depth of lending management and other relevant staff;

5.	Changes in lending policies and procedures, including changes in underwriting standards;

6.	Changes in national, regional, and local economic and business conditions as well as the condition of various market segments, including the value of underlying collateral for collateral dependent loans; and
7.	Comparison of loss history of peers within the Bank’s market area to the Bank’s loss history.

Each factor is assigned a value to reflect improving, stable or declining conditions based on management’s best judgment using relevant information available at the time of the evaluation. Adjustments to the factors are supported through documentation of changes in conditions in a narrative accompanying the allowance for loan loss calculation.

A majority of the Bank’s loan assets are loans to business owners of many types. The Bank makes commercial loans for real estate development and other business purposes requested by the customer base.

The Bank’s credit policies determine advance rates against the different forms of collateral that can be pledged against commercial loans. Typically, the majority of loans will be limited to a percentage of their underlying collateral values such as real estate values, equipment, eligible accounts receivable and inventory. Individual loan advance rates may be higher or lower depending upon the financial strength of the borrower and/or term of the loan. The assets financed through commercial loans are used within the business for its ongoing operation. Repayment of these kinds of loans generally comes from the cash flow of the business or the ongoing conversions of assets. Commercial real estate loans include long-term loans financing commercial properties. Repayment of this kind of loan is dependent upon either the ongoing cash flow of the borrowing entity or the resale or lease of the subject property. Commercial real estate loans typically require a loan-to-value ratio of not greater than 75% at origination and vary in terms.

Residential mortgages and home equity loans are secured by the borrower’s residential real estate in either a first or second lien position. Residential mortgages and home equity loans may qualify for varying loan amounts depending on the loan-to-value ratio. Residential mortgages have amortizations up to 30 years and home equity loans have maturities up to 25 years. Other consumer loans include installment loans, car loans, and overdraft lines of credit.

A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial and industrial loans, commercial real estate loans and commercial construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate or the fair value of the collateral if the loan is collateral dependent.

An allowance for loan losses is established for an impaired loan if its carrying value exceeds its estimated fair value. The estimated fair values of substantially all of the Bank’s impaired loans are measured based on the estimated fair value of the loan’s collateral.

For commercial loans secured by real estate, estimated fair values are determined primarily through third-party appraisals. When a real estate secured loan becomes impaired, a decision is made regarding whether an updated certified appraisal of the real estate is necessary. This decision is based on various considerations, including the age of the most recent appraisal, the loan-to-value ratio based on the original appraisal and the condition of the property. Appraised values are discounted to arrive at the estimated selling price of the collateral, which is considered to be the estimated fair value. The discounts also include estimated costs to sell the property.

For commercial and industrial loans secured by non-real estate collateral, such as accounts receivable, inventory and equipment, estimated fair values are determined based on the borrower’s financial statements, inventory reports, accounts receivable aging or equipment appraisals or invoices. Indications of value from these sources are generally discounted based on the age of the financial information or the quality of the assets.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Bank does not separately identify individual residential real estate loans or other consumer loans, primarily home equity loans for impairment disclosures, or unless such loans are the subject of a TDR agreement.

Loans whose terms are modified are classified as TDRs if the Bank grants such borrowers concessions and it is deemed that those borrowers are experiencing financial difficulty. Concessions granted under a TDR generally involve a temporary reduction in interest rate or an extension of a loan’s stated maturity date. Non-accrual troubled debt restructurings are restored to accrual status if principal and interest payments, under the modified terms, are current for six consecutive months after modification. Loans classified as TDRs are designated as impaired.

The allowance calculation methodology includes further segregation of loan classes into risk rating categories. The borrower’s overall financial condition, repayment sources, guarantors and value of collateral, if appropriate, are evaluated annually for commercial loans or when credit deficiencies arise, such as delinquent loan payments, for commercial and consumer loans. Credit quality risk ratings include regulatory classifications of watch, substandard, doubtful, and loss. Loans classified watch have potential weaknesses that deserve management’s close attention. If uncorrected, the potential weaknesses may result in deterioration of the repayment prospects. Loans classified substandard have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They include loans that are inadequately protected by the current sound net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans classified doubtful have all the weaknesses inherent in loans classified substandard with the added characteristic that collection or liquidation in full, on the basis of current conditions and facts, is highly improbable. Loans classified as a loss are considered uncollectable and are charged to the allowance for loan losses. Loans not classified are rated pass.

In addition, regulatory agencies, as an integral part of their examination process, periodically review the Bank’s allowance for loan losses and may require the Bank to recognize additions to the allowance based on their judgments about information available to them at the time of their examination, which may not be currently available to management. Based on management’s comprehensive analysis of the loan portfolio, management believes the current level of the allowance for loan losses is adequate.

Purchased Credit Impaired Loans

The fair value of loans with evidence of credit deterioration, purchased credit-impaired (“PCI”) loans, are initially recorded at fair value, but thereafter accounted for differently than purchased, non-credit-impaired loans. For PCI loans, the excess of all cash flows estimated to be collectible at the date of acquisition over the purchase price of the PCI loan is recognized as interest income, using a level-yield basis over the life of the loan. This amount is referred to as accretable yield. The PCI loan’s contractually-required payments receivable estimated to be in excess of the amount of its future cash flows expected at the date of acquisition is referred to as the non-accretable difference, and is not reflected as a yield adjustment, but rather a reduction to the recorded balance.

Subsequent to the acquisition date, management continues to monitor cash flows on a quarterly basis, to determine the performance of the PCI loans in comparison to management’s initial performance expectations. Subsequent decreases to the expected cash flows will generally result in an allowance for loan losses. Subsequent significant increases in cash flows result in a reversal of the allowance for loan losses to the extent of prior provisions or a reclassification of amount from non-accretable difference to accretable yield, with a positive impact on the accretion of interest income in future periods.

Other Real Estate Owned ("OREO")

Real estate acquired as a result of foreclosure is classified as OREO until sold. OREO is recorded at the fair value of the asset to the Bank, less estimated selling costs. Costs that are associated with acquiring and improving a foreclosed property are capitalized to the extent that the carrying value does not exceed fair value less estimated selling costs. Holding costs are charged to expense. At the time OREO is acquired a gain or loss is recognized to the extent that the fair value of the OREO, less costs to sell, exceeds or falls short of the carrying calue at the time the OREO was acquired. Gains at the time of acquisition are recorded to the allowance for loan losses to the extent previous charge-offs were recorded, with any remaining gain recorded to the income statement. Losses at the time of acquisition of OREO are recorded as additional charge-offs to the allowance for loan losses. All additional gains or losses recognized when the OREO is sold are recorded to the income statement. The Bank acquired and sold an OREO property during the year ended December 31, 2019, but did not have an OREO balance recorded as of December 31, 2019 or 2018.

Stock-Based Compensation

The Bank accounts for the stock-based compensation according to ASC 718, “Compensation - Stock Compensation,” which requires that compensation relating to share-based payment transactions be recognized in the financial statements with measurement over the earnings period, which is the same as the vesting period, based upon the fair value of the equity or liability instruments issued.

Premises and Equipment

Leasehold improvements and equipment are recognized at cost less accumulated depreciation. Depreciation for furniture and equipment is computed on the straight-line method over the estimated useful life of the related asset. The estimated useful lives for furniture, fixtures, and equipment range from three to seven years. Leasehold improvements are amortized over the asset's useful life, which the Bank has determined to be ten years, or the related lease term, whichever is shorter.

Leases

On January 1, 2019, Revere adopted ASU 2016-02, “Leases” (Topic 842), on a prospective basis, including all subsequent ASUs that modified Topic 842. Topic 842 primarily affected the accounting treatment for operating lease agreements in which Revere is the lessee.

The majority of the leases in which the Bank is the lessee are real estate property leases for branch offices and corporate office space. The Bank also has leases for copiers and printers. All of the Bank's leases are classified as operating leases, and were therefore previously not recognized in the Bank's Consolidated Balance Sheet. The Bank elected the practical expedient to account for its leases based on their designation under the previous guidance, and therefore has classified all of its leases as operating leases under the new guidance. In accordance with the adoption of Topic 842, operating lease agreements are required to be recognized in the Consolidated Balance Sheet as a right-of-use (“ROU”) asset and a corresponding lease liability.

On January 1, 2019, the Bank recorded $17.0 million of ROU assets and a lease liability of $17.6 million in the Consolidated Balance Sheet. The difference between the ROU asset and lease liability is primarily due to existing straight line rent balances carried in accordance with previous guidance. The Bank has elected not to recognize ROU assets and lease liabilities arising from short-term leases, which are defined as leases with initial terms of 12 months or less. As of December 31, 2019, the Bank had a ROU asset of $17.5 million and a lease liability of $18.4 million. In addition, The Bank has elected to account for lease and non-lease components separately, with only the lease components measured as part of the lease liability.

Revere's leases contain terms and conditions of options to extend or terminate the lease which are recognized as part of the ROU assets and lease liabilities when an economic benefit to exercise the option exists and there is a more-likely-than not probability that Revere will exercise the option. If these criteria are not met, the options are not included in determining the ROU asset and lease liability balances.

Revenue From Contracts with Customers

Effective January 1, 2018, the Bank adopted ASU 2014-09, "Revenue from contracts with customers," under the modified retrospective approach. A significant amount of the Bank’s revenues are from net interest income on financial assets and liabilities, investment securities gains, loan and letter of credit fees, income from bank-owned life insurance, and certain other revenues that are excluded from the scope of the amended guidance.

For non-interest income revenue streams within the scope of the amended guidance, the Bank recognizes the expected amount of consideration as revenue when performance obligations related to the services under the terms of a contract are satisfied. The Bank’s contracts do not contain terms that necessitate significant judgment to determine the amount of revenue to recognize. Generally, the Bank does not incur significant measurable costs associated with obtaining contracts with customers and the Bank’s contracts with customers are such that there is unlikely to be a required contract asset or liability.

Deposit account fees

The Bank provides demand deposit, money market, and savings account products to consumer and business customers. Services include, but are not necessarily limited to online and branch banking, online bill pay, imaging services and cash alternative services such as money orders and cashier's checks. Deposit account contracts can be closed at anytime. The performance obligation for deposit accounts is complete at the end of each month and any fees are received and recognized on the last day of the month or in the following month.

Transaction-based service fees

Transaction-based fees are one-time charges for services that the Bank provides to its customers either upon their request or due to their actions. These services primarily include wire transfer fees, return check and over drawn account fees, and ATM surcharges to customers and non-Revere Bank customers. We generally receive payment for, and recognize revenue from transaction-based services at the time these services are performed for the customer.

Loan fee income

In addition to lending and servicing loans, Revere Bank is also the broker in certain loan transactions. All performance obligations required in brokering a loan are complete when the loan is closed, which is when the Bank recognizes broker fee income. In addition to those fees loan fee income also includes other one-time lending related charges and payments received for loan related performance obligations satisfied within one year.

Other

Other non-interest income primarily includes merchant services income, safe deposit box rentals and other miscellaneous service charges. Merchant services income mainly represents fees charged to merchants to process their debit and credit card transactions, in addition to account management fees. Payment for merchant services and other miscellaneous charges is received, and revenue recognized, once the service is complete. Safe deposit box rental fees are charged to the customer on an annual basis and recognized upon receipt of payment.

Advertising Costs

The Bank’s policy is to charge costs of advertising to expense as incurred.

Income Taxes

The income tax accounting guidance results in two components of income tax expense: current and deferred. Current income tax expense reflects taxes to be paid or refunded for the current period by applying the provisions of the enacted tax law to the taxable income or excess of deductions over revenues. The Bank determines deferred income taxes using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax bases of assets and liabilities, and enacted changes in tax rates and laws are recognized in the period in which they occur.

Deferred income tax expense results from changes in deferred tax assets and liabilities between periods. U.S. GAAP requires a valuation allowance against deferred tax assets if, based on the weight of available evidence, it is more-likely-than-not that some or all of the deferred tax assets will not be realized. The full realization of the deferred tax assets depends predominately upon the recognition of ordinary income during the carry-forward period. Management has concluded that no valuation allowance was necessary for deferred tax assets at December 31, 2019 or 2018.

The Bank accounts for income taxes in accordance with ASC 740, “Income Taxes,” which sets out a consistent framework to determine the appropriate level of tax reserves needed for uncertain tax provisions.

The Bank accounts for uncertain tax positions if it is more-likely-than-not, based on the technical merits, that the tax position will be realized or sustained upon examination. The term more-likely-than-not means a likelihood of more than 50%; the terms examined and upon examination also include resolution of the related appeals or litigation processes, if any. A tax position that meets the more-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than 50% likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information. The determination of whether or not a tax position has met the more-likely-than-not recognition threshold considers the facts, circumstances, and information available at the reporting date and is subject to management’s judgment. There were no uncertain tax positions at December 31, 2019 or 2018.

The Bank recognizes interest and penalties on income taxes as a component of income tax expense. With few exceptions, the Bank is no longer subject to U.S. federal or state income tax authorities for years before 2016.

Comprehensive Income (Loss)

U.S. GAAP requires that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on securities available-for-sale, will be reported as a separate component of the equity section of the Consolidated Balance Sheets, such items, along with net income, are components of comprehensive income. The Bank’s sole component of accumulated other comprehensive income is unrealized gains and losses, net of taxes, on securities available-for-sale.

Transfer of Financial Assets

Transfers of financial assets are accounted for as sales, when control over the asset has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Bank, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Bank does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Bank Owned Life Insurance (“BOLI”)

The Bank has purchased life insurance policies on certain key employees. The Bank has elected to recognize these investments under the fair value method. BOLI is recorded at the amount that can be realized under the insurance contract at the balance sheet date; which is the cash surrender value and approximates fair value. Changes in the fair value of the Bank’s BOLI are recognized each period in Earnings on bank owned life insurance in the Consolidated Income Statements.

Off-Balance Sheet Financial Instruments

In the ordinary course of business, the Bank has entered into off-balance sheet financial instruments consisting of commitments to extend credit. Such financial instruments are recorded in the Consolidated Balance Sheets when they are funded.

Goodwill and Other Intangible Assets

The Bank accounts for goodwill and intangible assets in accordance with ASC 350, “Intangibles - Goodwill and Other.” Goodwill is the excess of the purchase price over the fair value of the net assets acquired in connection with the 2016 acquisitions of BlueRidge Bank and Monument Bank. The Bank has one reporting unit and tests its goodwill related to that reporting unit for impairment on an annual basis. In making this assessment the Bank considers a number of factors including operating results, business plans, economic projections, anticipated future cash flow, current market data, stock price, etc. There are inherent uncertainties related to these factors and management’s judgement in applying them to the analysis of goodwill impairment. Changes in economic and operating conditions could result in goodwill impairment in future periods. If certain events occur, which indicate goodwill might be impaired between annual tests, goodwill must be tested when such events occur.

The Bank elected to early adopt ASU 2017-04, “Intangibles - Goodwill and Other (Topic 350)” when completing the annual test for goodwill impairment during 2018. The Bank elected to early adopt this standard and considers it preferable because the fair value of the Bank’s goodwill exceeds its carrying value. The Bank tested goodwill for impairment by evaluating qualitative factors such as changes in leadership, economic conditions, branch operations, and composition of assets. In completing this analysis the Bank determined that is it not more-likely-than-not that the fair value of the Bank’s goodwill is less than its carrying amount and therefore did not complete a quantitative impairment test. The Bank determined that its goodwill was not impaired during 2018 as of the annual test date of September 30, 2019. In addition, the Bank did not find evidence of any triggering events between that annual test date and December 31, 2019.

Core deposit intangible (“CDI”) assets represent the estimated value of long-term deposit relationships acquired through acquisitions. The Bank has two CDI assets which are being amortized straight lined: over 7.0 years for BlueRidge Bank CDI asset and over 7.6 years for Monument Bank CDI asset. The estimated useful lives are periodically reviewed for reasonableness. The CDI assets are monitored for triggering events that may indicate impairment. There were no triggering events during 2019; therefore, the Bank determined that its CDI assets were not impaired.

Reclassifications

Certain amounts in the 2018 and 2017 financial statements have been reclassified to conform to the current year presentation. These reclassifications had no impact on stockholders’ equity or net income as previously reported.

Recent Accounting Pronouncements

In June 2016, the FASB issued ASU 2016-13, “Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments” (commonly referred to as the Current Expected Credit Losses model, or “CECL”). The new guidance replaces the incurred loss impairment methodology in current U.S. GAAP with an expected credit loss methodology and requires consideration of a broader range of information to determine credit loss estimates. Financial assets measured at amortized cost will be presented at the net amount expected to be collected by using an allowance for credit losses. Purchased credit deteriorated loans will receive an allowance account at the acquisition date that represents a component of the purchase price allocation. Credit losses relating to debt securities available-for-sale will be recorded through an allowance for credit losses, with such allowance limited to the amount by which fair value is below amortized cost. In addition, an allowance for credit losses will also be required for off-balance sheet commitments. The Bank is continuing to evaluate and assess the impact of the adoption of this ASU on its consolidated financial statements. In July 2019, the FASB proposed changes to the effective date for smaller reporting companies, as defined by the SEC, and other non-SEC reporting entities. The proposal would delay the effective date to fiscal years beginning after December 31, 2022, including interim periods within those fiscal periods. As the Bank qualifies as an other non-SEC reporting entity for the fiscal year 2020, the proposed delay would be applicable. On October 16, 2019, the FASB approved its proposal to delay the effective date for smaller reporting companies, as defined by the SEC, and other non-SEC reporting entities and released a final ASU in November 2019.

In August 2016, the FASB issued ASU 2016-15, “Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments,” which provides classification guidance on debt extinguishment costs, contingent consideration payments made after a business combination, proceeds from the settlement of Corporate-Owned Life Insurance policies, including Bank Owned Life Insurance policies, and other items. The amendments are effective for fiscal periods beginning after December 15, 2018, and for interim periods within fiscal years beginning after December 15, 2019. The Bank adopted this standard in 2019 and there was no impact to the Bank’s Consolidated Statement of Cash Flows.

In November 2016, the FASB issued ASU 2016-18, “Statement of Cash Flows (Topic 230): Restricted Cash,” which requires that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. Therefore, amounts generally described as restricted cash and restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. The amendments are effective for fiscal periods beginning after December 15, 2018, and for interim periods within fiscal years beginning after December 15, 2019. The Bank adopted this standard in 2019 and there was no impact to the Bank’s Consolidated Statement of Cash Flows.

In March 2017, the FASB issued ASU 2017-08, “Receivables - Nonrefundable Fees and Other Costs (Subtopic 310-20): Premium Amortization on Purchased Callable Debt Securities.” This ASU shortens the amortization period for certain callable debt securities held at a premium to require such premiums to be amortized to the earliest call date unless applicable guidance related to certain pools of securities is applied to consider estimated prepayments. Under prior guidance, entities were generally required to amortize premiums on individual, non-pooled callable debt securities as a yield adjustment over the contractual life of the security. This ASU does not change the accounting for callable debt securities held at a discount. The standard was adopted during 2019 by the Bank and did not have an impact on the Bank’s consolidated financial statements.

In August 2018, the FASB issued ASU 2018-13, “Fair Value Measurement (Topic 820)-Disclosure Framework -Changes to the Disclosure Requirements for Fair Value Measurement.” The new guidance removes the requirement to disclose the amount of and reasons for transfers between Level 1 and Level 2 in the fair value hierarchy and removes the requirement to disclose the valuation process for Level 3 fair value measurements. The guidance, however, requires public business entities to disclose gains and losses for the period included in other comprehensive income of Level 3 fair value measurements and also to disclose the range and weighted-average used to develop significant unobservable inputs of Level 3 fair value measurements. This guidance is effective for public business entities for reporting periods after December 15, 2019. The Bank does not anticipate the guidance to require significant changes to its consolidated financial statements.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies do not apply to the Bank or are not expected to have an impact on the Bank’s financial position, results of operations, or cash flows.

2.       Restrictions on Cash and Due from Banks

The Bank did not have a Federal Reserve Bank Reserve Requirement as of December 31, 2019 and had a requirement of $376 thousand as of December 31, 2018. As of December 31, 2019 and 2018, the Bank did not have any other restrictions on its cash balances.

3.       Investment Securities

Securities Available-for-Sale

The amortized cost and estimated fair value of securities available-for-sale, with gross unrealized gains and losses as of and for the years ended December 31, 2019 and 2018, are as follows (in thousands):

		Gross	Gross
		Unrealized	Unrealized	Estimated Fair
As of and For the Year Ended December 31, 2019	Amortized Cost	Gains	Losses	Value
U.S. government agency	$7,304	$30	$15	$7,319
Asset-backed securities	8,746	—	268	8,478
Residential mortgage-backed, U.S. agency	153,013	1,782	439	154,356
Municipal securities	15,100	402	—	15,502
Total	$184,163	$2,214	$722	$185,655

		Gross	Gross
		Unrealized	Unrealized	Estimated Fair
As of and For the Year Ended December 31, 2018	Amortized Cost	Gains	Losses	Value
U.S. Treasury notes and bonds	$3,989	$—	$5	$3,984
U.S. government agency	12,373	6	108	12,271
Asset-backed securities	8,916	—	56	8,860
Residential mortgage-backed, U.S. agency	148,178	113	2,886	145,405
Municipal securities	17,068	70	100	17,038
Total	$190,524	$189	$3,155	$187,558

As of December 31, 2019, the Bank did not have securities available-for-sale pledged as collateral for Federal Home Loan Bank advances. As of December 31, 2019, securities available-for-sale with a fair value of $68.8 million were pledged to secure public and non-profit deposits.

There were no securities sold during 2019, 2018 or 2017.

The following table presents the amortized cost and estimated fair value of securities available-for-sale by contractual maturity distribution as of December 31, 2019 and 2018 (in thousands):

	As of December 31,
	2019		2018
		Estimated Fair		Estimated Fair
	Amortized Cost	Value	Amortized Cost	Value
U.S. Treasury notes and bonds:
One year or less	$—	$—	$3,989	$3,984
U.S. government agency:
One year or less	—	—	4,009	3,976
After one year through five years	7,304	7,319	8,364	8,295
Asset-backed securities:
After five years through ten years	8,746	8,478	8,916	8,860
Residential mortgage-backed, U.S. agency	153,013	154,356	148,178	145,405
Municipal securities:
One year or less	5,245	5,254	3,690	3,682
After one year through five years	6,514	6,713	6,615	6,600
After five years through ten years	3,341	3,535	6,763	6,756
Total	$184,163	$185,655	$190,524	$187,558

Unrealized losses on securities have not been recognized into operations because the issuers of the securities are of high credit quality, management has the intent to hold these securities until market recovery, it is more-likely-than-not that the Bank will not be required to sell its securities prior to market recovery or maturity, and the declines in fair value are largely due to market illiquidity and interest rates. The fair values of these securities are expected to recover as they approach maturity and/or market conditions change.

Information pertaining to securities available-for-sale with gross unrealized losses as of and for the years ended December 31, 2019 and 2018, aggregated by investment category and length of time that individual securities have been in a continuous loss position follows (dollars in thousands):

		Less Than Twelve Months		Twelve Months or Greater		Total
			Gross		Gross		Gross
	Number of	Estimated	Unrealized	Estimated	Unrealized	Estimated	Unrealized
As of and For the Year Ended December 31, 2019	Securities	Fair Value	Losses	Fair Value	Losses	Fair Value	Losses
U.S. government agency	2	$3,255	$15	$—	$—	$3,255	$15
Asset-backed securities	5	1,870	79	6,608	189	8,478	268
Residential mortgage-backed, U.S. agency	58	29,934	137	25,026	302	54,960	439
Municipal securities	2	500	—	504	—	1,004	—
Total	67	$35,559	$231	$32,138	$491	$67,697	$722

		Less Than Twelve Months		Twelve Months or Greater		Total
			Gross		Gross		Gross
	Number of	Estimated	Unrealized	Estimated	Unrealized	Estimated	Unrealized
As of and For the Year Ended December 31, 2018	Securities	Fair Value	Losses	Fair Value	Losses	Fair Value	Losses
U.S. Treasury notes and bonds	2	$3,984	$5	$—	$—	$3,984	$5
U.S. government agency	7	2,651	1	6,949	107	9,600	108
Asset-backed securities	5	8,860	56	—	—	8,860	56
Residential mortgage-backed, U.S. agency	133	24,796	143	101,537	2,743	126,333	2,886
Municipal securities	21	1,123	3	7,418	97	8,541	100
Total	168	$41,414	$208	$115,904	$2,947	$157,318	$3,155

Equity Investments

For regulatory purposes the Bank holds stock in the FHLB that is not marketable and therefore is carried at cost. As of December 31, 2019 and 2018, the Bank held $8.3 million and $4.6 million in equity investments in the FHLB, respectively. In addition, we also held $109 thousand and $111 thousand of investments in other bank stocks as of December 31, 2019 and 2018, respectively. These other investments do not have readily determinable fair values and are therefore carried at cost, less impairments, and increased or decreased for observable changes in market price.

Management recorded, in other non-interest income in the Consolidated Income Statements, an impairment charge in 2019, 2018 and 2017 of $2 thousand, $24 thousand and $10 thousand, respectively, related to Maryland Financial Bank stock, which after the impairments no longer had a recorded value as of December 31, 2019, and had a recorded value of $2 thousand as of December 31, 2018. The Bank’s holdings of Maryland Financial Bank stock have been reduced for cumulative impairments of $36 thousand as of December 31, 2019. Management believes that no other impairment charges were needed for other equity securities in 2019.

4.       Loans and Allowance for Loan Losses

Loans outstanding as of December 31, 2019 and 2018, are categorized as follows (dollars in thousands):

	As of December 31,
	2019		2018
	Amount	Percent	Amount	Percent
Commercial	$417,688	17.0%	$325,466	15.6%
Commercial real estate:
Owner occupied	401,175	16.3%	287,010	13.7%
Non-owner occupied	804,700	32.7%	730,579	34.9%
Commercial construction	292,116	11.9%	241,429	11.5%
Residential rental	222,348	9.0%	190,679	9.1%
Multi-family	89,351	3.6%	80,694	3.9%
Total commercial real estate	1,809,690	73.5%	1,530,391	73.1%
Residential real estate	102,952	4.2%	97,101	4.6%
Consumer, primarily home equity lines	132,246	5.3%	139,932	6.7%
Total gross loans	2,462,576	100.0%	2,092,890	100.0%
Less:
Allowance for loan losses	(23,047)		(18,712)
Net deferred fees	(7,641)		(8,084)
Net loans	$2,431,888		$2,066,094

For the year ended December 31, 2019 and 2018, net deferred fees includes $2.9 million and $3.9 million, respectively, of remaining unamortized discount of acquired loans.

Loan Origination and Risk Management

We manage risk associated with our commercial portfolio through underwriting policies and procedures, diversification and loan monitoring efforts. Our underwriting standards include requiring independent third-party appraisals, periodic property inspections, analysis of the quality and experience of the organization or developer managing each property, and evaluations of the cash flow capability of borrowers to repay loans. In addition to real estate collateral, the majority of the commercial loans are secured by business assets and many are supported by personal guarantees and other assets of the principals or the borrower.

Our commercial loans, which represented approximately 17.0% of our total loans as of December 31, 2019, are comprised of revolving lines of credit and term notes to business owners used to manage working capital, and acquire equipment and other assets. Collateral for these loans can include liens on borrower assets such as accounts receivable, equipment, and inventory. Generally these loans require a 1.2x cash flow to debt service coverage ratio.

Commercial real estate loans, the largest component of our loan portfolio, represented approximately 73.5% of our total loans as of December 31, 2019, are composed of owner-occupied, non-owner occupied, construction, residential rentals, multi-family and other land loans. Below is a discussion of each category of commercial real estate loan, as well as, that category’s percentage of the Bank’s total loan portfolio.

Owner occupied loans, which represented approximately 16.3% of our total loans, are loans that are made to borrowers secured by real estate used by the borrower in connection with its business operations. These loans generally have a loan-to-value ratio up to 80%, and borrowers generally must demonstrate an income-to-debt coverage ratio of 1.15x.

Non-owner occupied loans represented approximately 32.7% of our total loans as of December 31, 2019, and are secured by investment real estate that is leased to a third party, typically a commercial business. These loans generally have a loan-to-value ratio of up to 75% and an income to debt coverage ratio of 1.2x.

Commercial construction loans are loans to businesses for the acquisition, development and construction of real estate and as of December 31, 2019, represented approximately 11.9% of our total loans. Typical loan-to-value advance rates for these loans are up to 75% of the estimated appraised value of the finished project. Repayment for these loans is often from the sale of collateral or permanent financing, once construction is completed.

Residential rental loans, which were approximately 9.0% of our total loans as of December 31, 2019, are loans made to businesses that purchase 1-4 family properties for lease to third-party tenants. These loans typically have a loan-to-value ratio of up to 75% and an income to debt coverage ratio of 1.2x.

Multi-family loans are made to businesses for the purchase of real estate containing five or more residential units. These loans, which make up approximately 3.6% of our total loans as of December 31, 2019, typically have a loan-to-value ratio of up to 75% and an income-to-debt coverage ratio of 1.2x.

Residential real estate loans and consumer loans were approximately 4.2% and 5.3%, respectively, of our total loans as of December 31, 2019, Residential real estate loans are primarily composed of loans to consumers secured by 1-4 family residential properties. Generally, 1-4 family residential loans are made in connection with a broader loan relationship. We do not offer sub-prime residential lending products. Consumer and other loans primarily include home equity loans and lines of credit.

The following table summarizes the maturity and rate re-pricing distribution of the loan portfolio as of December 31, 2019 (in thousands):

	Within one year	Over one year to five years	Over five years to ten years	Over ten years	Total
Commercial	$212,018	$89,989	$110,612	$5,069	$417,688
Commercial real estate:
Owner occupied	76,909	185,968	135,925	2,373	401,175
Non-owner occupied	139,470	438,841	224,318	2,071	804,700
Commercial construction	225,147	51,265	13,474	2,230	292,116
Residential rental	21,358	171,892	28,554	544	222,348
Multi-family	20,204	43,883	25,264	—	89,351
Total commercial real estate	483,088	891,849	427,535	7,218	1,809,690
Residential real estate	4,642	61,101	29,113	8,096	102,952
Consumer, primarily home equity lines	131,020	981	150	95	132,246
Total gross loans	$830,768	$1,043,920	$567,410	$20,478	$2,462,576

Allowance for Loan Losses

The following tables summarize the activity in the allowance for loan losses by loan class for the years ended December 31, 2019 and 2018, and 2017 (in thousands):

				Consumer,
		Commercial	Residential	primarily home
As of and For the Year Ended December 31, 2019	Commercial	real estate	real estate	equity lines	Total
Allowance for loan losses:
Beginning balance	$2,784	$14,024	$720	$1,184	$18,712
Provision	679	3,695	45	395	4,814
Charge-offs	(78)	(489)	—	(289)	(856)
Recoveries	42	335	—	—	377
Ending Balance	$3,427	$17,565	$765	$1,290	$23,047
Allowance for credit losses:
Individually evaluated for impairment in accordance with ASC 310-10	$—	$—	$—	$206	$206
Individually evaluated for impairment in accordance with ASC 310-30	—	—	—	—	—
Collectively evaluated for impairment	3,427	17,565	765	1,084	22,841
Ending Balance	$3,427	$17,565	$765	$1,290	$23,047

				Consumer,
		Commercial	Residential	primarily home
As of and For the Year Ended December 31, 2018	Commercial	real estate	real estate	equity lines	Total
Allowance for loan losses:
Beginning balance	$2,588	$10,376	$725	$1,138	$14,827
Provision	340	3,648	55	46	4,089
Charge-offs	(164)	—	(60)	—	(224)
Recoveries	20	—	—	—	20
Ending Balance	$2,784	$14,024	$720	$1,184	$18,712
Allowance for credit losses:
Individually evaluated for impairment in accordance with ASC 310-10	$13	$—	$—	$—	$13
Individually evaluated for impairment in accordance with ASC 310-30	—	—	—	—	—
Collectively evaluated for impairment	2,771	14,024	720	1,184	18,699
Ending Balance	$2,784	$14,024	$720	$1,184	$18,712

				Consumer,
		Commercial	Residential	primarily home
As of and For the Year Ended December 31, 2017	Commercial	real estate	real estate	equity lines	Total
Allowance for loan losses:
Beginning balance	$2,664	$7,761	$762	$1,031	$12,218
Provision	122	2,924	3	110	3,159
Charge-offs	(214)	(309)	(71)	(3)	(597)
Recoveries	16	—	31	—	47
Ending Balance	$2,588	$10,376	$725	$1,138	$14,827
Allowance for credit losses:
Individually evaluated for impairment in accordance with ASC 310-10	$53	$8	$—	$—	$61
Individually evaluated for impairment in accordance with ASC 310-30	—	—	—	—	—
Collectively evaluated for impairment	2,535	10,368	725	1,138	14,766
Ending Balance	$2,588	$10,376	$725	$1,138	$14,827

The following tables summarize recorded investments in loans as of December 31, 2019 and 2018, related to each balance in the allowance for loan losses by portfolio segment and disaggregated on the basis of the Bank’s impairment methodology (in thousands):

				Consumer,
		Commercial	Residential	primarily home
As of December 31, 2019	Commercial	real estate	real estate	equity lines	Total
Recorded investment in loans:
Individually evaluated for impairment in accordance with ASC 310-10	$468	$1,207	$—	$2,268	$3,943
Individually evaluated for impairment in accordance with ASC 310-30	—	2,802	—	—	2,802
Collectively evaluated for impairment	417,220	1,805,681	102,952	129,978	2,455,831
Ending Balance	$417,688	$1,809,690	$102,952	$132,246	$2,462,576

				Consumer,
		Commercial	Residential	primarily home
As of December 31, 2018	Commercial	real estate	real estate	equity lines	Total
Recorded investment in loans:
Individually evaluated for impairment in accordance with ASC 310-10	$405	$1,504	$—	$996	$2,905
Individually evaluated for impairment in accordance with ASC 310-30	—	2,809	—	138	2,947
Collectively evaluated for impairment	325,061	1,526,078	97,101	138,798	2,087,038
Ending Balance	$325,466	$1,530,391	$97,101	$139,932	$2,092,890

Credit Quality Measurements

The Bank uses several credit quality indicators to manage credit risk in an ongoing manner. The Bank’s primary credit quality indicators are to use an internal credit risk rating system that categorizes loans into pass, watch, substandard and doubtful. Credit risk ratings are applied individually to all commercial loans that have significant or unique credit characteristics that benefit from a case-by-case evaluation. As the loan relationship grows the Bank evaluates the overall relationship risk. The following are the definitions of the Bank’s commercial credit quality indicators:

Pass: Loan relationships in all classes that comprise the commercial portfolio segments that are not adversely rated, are contractually current as to principal and interest, and are otherwise in compliance with the contractual terms of the loan agreement. Management believes that there is a low likelihood of loss related to those loans that are considered pass.

Watch: Loan relationships classified as “watch” have a potential weakness that deserves management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or in the Bank’s credit position at some future date.

Substandard: Loan relationships classified as “substandard” may be inadequately protected by the current sound worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified may have a well-defined weakness or weaknesses that could jeopardize the repayment of the loan. They are characterized by the distinct possibility that the Bank may sustain some loss if deficiencies are not corrected.

Doubtful: Loan relationships classified as “doubtful” have all the weaknesses inherent in one designated as substandard with the added characteristic that the weaknesses make collection or repayment in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.

The following tables present the classes of the loan portfolio summarized by the aggregate pass rating and the classified ratings of watch, substandard and doubtful within the Bank’s internal risk rating system as of December 31, 2019 and 2018 (in thousands):

As of December 31, 2019	Pass	Watch	Substandard	Doubtful	Total
Commercial	$391,773	$10,752	$15,163	$—	$417,688
Commercial real estate:
Owner occupied	385,500	13,220	2,285	170	401,175
Non-owner occupied	798,220	1,505	4,975	—	804,700
Commercial construction	291,011	1,105	—	—	292,116
Residential rental	220,403	1,788	157	—	222,348
Multi-family	89,351	—	—	—	89,351
Total commercial real estate	1,784,485	17,618	7,417	170	1,809,690
Residential real estate	101,915	1,037	—	—	102,952
Consumer, primarily home equity lines	127,951	1,794	2,501	—	132,246
Total gross loans	$2,406,124	$31,201	$25,081	$170	$2,462,576

As of December 31, 2018	Pass	Watch	Substandard	Doubtful	Total
Commercial	$316,076	$8,913	$477	$—	$325,466
Commercial real estate:
Owner occupied	269,549	13,048	4,221	192	287,010
Non-owner occupied	723,400	1,560	5,619	—	730,579
Commercial construction	241,264	—	165	—	241,429
Residential rental	187,669	1,698	187	1,125	190,679
Multi-family	80,010	684	—	—	80,694
Total commercial real estate	1,501,892	16,990	10,192	1,317	1,530,391
Residential real estate	94,956	1,682	463	—	97,101
Consumer, primarily home equity lines	136,865	1,635	1,432	—	139,932
Total gross loans	$2,049,789	$29,220	$12,564	$1,317	$2,092,890

Non-accrual and Past Due Loans

The accrual of interest is discontinued on a loan, meaning the loan is placed on non-accrual status, when the contractual payment of principal or interest has become 90 days past due or if management has serious doubt about further collectability of principal or interest, even though the loan is currently performing. A loan may remain on accrual status if it is in the process of collection and is well secured. When a loan is placed on non-accrual status, unpaid interest credited to income is reversed. Interest income is not accrued on these loans until the loan is brought current, is performing in accordance with the contractual terms for a reasonable period of time, and the ultimate collectability of principal and interest is no longer in doubt.

The following table sets forth information concerning our non-accrual loans, including PCI loans on non-accrual, as of December 31, 2019 and 2018 (in thousands):

	As of December 31,
	2019	2018
Non-accrual loans:
Commercial	$137	$143
Commercial real estate:
Owner occupied	170	192
Residential rental	157	1,312
Total commercial real estate	327	1,504
Consumer, primarily home equity lines	1,523	378
Total non-accrual loans	$1,987	$2,025

The performance and credit quality of the loan portfolio is also monitored by analyzing the age of loans as determined by the length of time a recorded payment is past due. The following schedule reflects the aging of the Bank’s loan portfolio, the Bank’s loans on non-accrual status and the recorded investments, as of December 31, 2019 and 2018 (in thousands):

			Loans 90			Total
	Loans 30-59	Loans 60-89	Days or			Recorded
	Days Past	Days Past	More Past	Non-Accrual	Current	Investment
As of December 31, 2019	Due	Due	Due	Loans	Loans	in Loans
Commercial	$—	$—	$—	$137	$417,551	$417,688
Commercial real estate:
Owner occupied	133	—	—	170	400,872	401,175
Non-owner occupied	320	—	—	—	804,380	804,700
Commercial construction	—	—	—	—	292,116	292,116
Residential rental	285	—	—	157	221,906	222,348
Multi-family	—	—	—	—	89,351	89,351
Total commercial real estate	738	—	—	327	1,808,625	1,809,690
Residential real estate	—	—	—	—	102,952	102,952
Consumer, primarily home equity lines	609	595	—	1,523	129,519	132,246
Total gross loans	$1,347	$595	$—	$1,987	$2,458,647	$2,462,576

			Loans 90			Total
	Loans 30-59	Loans 60-89	Days or			Recorded
	Days Past	Days Past	More Past	Non-Accrual	Current	Investment
As of December 31, 2018	Due	Due	Due	Loans	Loans	in Loans
Commercial	$—	$60	$—	$143	$325,263	$325,466
Commercial real estate:
Owner occupied	—	—	—	192	286,818	287,010
Non-owner occupied	—	—	—	—	730,579	730,579
Commercial construction	—	—	—	—	241,429	241,429
Residential rental	—	—	—	1,312	189,367	190,679
Multi-family	—	—	—	—	80,694	80,694
Total commercial real estate	—	—	—	1,504	1,528,887	1,530,391
Residential real estate	—	—	—	—	97,101	97,101
Consumer, primarily home equity lines	678	55	—	378	138,821	139,932
Total gross loans	$678	$115	$—	$2,025	$2,090,072	$2,092,890

There were no loans 90 days or more past due and still accruing interest as of December 31, 2019 and 2018.

Impaired Loans

We account for impaired loans in accordance with U.S. GAAP. An impaired loan generally is one for which it is probable, based on current information and events, that we will not collect all the amounts due under the contractual terms of the loan agreement. Impairment is measured on a loan-by-loan basis for commercial and industrial loans and commercial real estate loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate or the fair value of the collateral, if the loan is collateral dependent. Large groups of smaller balance homogeneous loans are collectively evaluated for impairment.

The following tables summarize information in regards to impaired loans, including PCI loans, by loan portfolio class as of December 31, 2019 and 2018 (in thousands):

	Unpaid
	Contractual	Recorded Investment					Interest
	Principal	With No	With An			Related	Income
As of December 31, 2019	Balance	Allowance	Allowance	Total	Average	Allowance	Recognized
Commercial	$468	$468	$—	$468	$518	$—	$26
Commercial real estate:
Owner occupied	3,852	3,852	—	3,852	3,906	—	239
Residential rental	157	157	—	157	184	—	25
Total commercial real estate	4,009	4,009	—	4,009	4,090	—	264
Consumer, primarily home equity
lines	2,268	1,334	934	2,268	2,292	206	90
Total	$6,745	$5,811	$934	$6,745	$6,900	$206	$380

	Unpaid
	Contractual	Recorded Investment					Interest
	Principal	With No	With An			Related	Income
As of December 31, 2018	Balance	Allowance	Allowance	Total	Average	Allowance	Recognized
Commercial	$439	$262	$143	$405	$521	$13	$30
Commercial real estate:
Owner occupied	3,001	3,001	—	3,001	4,295	—	242
Residential rental	1,647	1,312	—	1,312	1,648	—	6
Total commercial real estate	4,648	4,313	—	4,313	5,943	—	248
Consumer, primarily home equity
lines	1,134	1,134	—	1,134	1,152	—	51
Total	$6,221	$5,709	$143	$5,852	$7,616	$13	$329

Loans purchased with evidence of credit deterioration since obligation and for which it is probable that all contractually required payments will not be collected are considered to be credit impaired. Evidence of credit quality deterioration as of purchase date may include information such as past due and non-accrual status, borrower credit history, and recent loan-to-value ratios. PCI loans are initially measured at fair value, which considers estimated future loan losses expected to be incurred over the life of the loan.

The following table reflects the carrying amount for PCI loans, which are included in the loan categories above, as of December 31, 2019 and 2018 (in thousands):

	As of December 31,
	2019	2018
Commercial real estate: non-owner occupied	$2,802	$2,809
Consumer, primarily home equity lines	—	138
Total	$2,802	$2,947

At acquisition, the beginning accretable discount for these loans totaled $54 thousand. As of December 31, 2019, there was no longer an accretable balance remaining. The remaining accretable balances as of December 31, 2018 was $10 thousand. The non-accretable discount for the purchased credit impaired loans totaled $608 thousand at acquisition, following a reduction of $170 thousand from a paid off loan the non-accretable balance was $438 thousand as of December 31, 2018. The non-accretable balance was $428 thousand as of December 31, 2019, following an additional reduction, from a write-off, during the year ended December 31, 2019.

Modifications

The Bank may grant a concession or modification for economic or legal reasons related to a borrower's financial condition that it would not otherwise consider resulting in a modified loan which is then identified as a troubled debt restructuring. The Bank may modify loans through rate reductions, extensions of maturity, interest only payments, or payment modifications to better match the timing of cash flows due under the modified terms with the cash flows from the borrower's operations. Loan modifications are intended to minimize the economic loss and to avoid foreclosure or repossession of the collateral.

The Bank identifies loans for potential restructure primarily through direct communication with the borrower and evaluation of the borrower's financial statements, revenue projections, tax returns, and credit reports. Even if the borrower is not presently in default, management will consider the likelihood that cash flow shortages, adverse economic conditions, and negative trends may result in a payment default in the near future.

The following table includes the recorded investment and number of TDRs as of December 31, 2019 and 2018 (dollars in thousands):

	Number of	Recorded Investment			Specific
As of December 31, 2019	Contracts	Accruing	Non-accruing	Total	Allowance
Commercial	4	$331	$137	$468	$—
Commercial real estate: owner occupied	1	880	—	880	—
Consumer, primarily home equity lines	1	744	—	744	—
Total TDRs	6	$1,955	$137	$2,092	$—

	Number of	Recorded Investment			Specific
As of December 31, 2018	Contracts	Accruing	Non-accruing	Total	Allowance
Commercial	3	$262	$143	$405	$13
Consumer, primarily home equity lines	1	756	—	756	—
Total TDRs	4	$1,018	$143	$1,161	$13

During the year ended December 31, 2019, there were two loans modified as a TDR. One of the loans was a commercial loan with a recorded investment of $94 thousand and the other was an owner occupied commercial real estate loan with a recorded investment of $880 thousand. During 2018 there was one loan modified in a TDR totaling $37 thousand, and during 2017 there were two loans modified in a TDR totaling $631 thousand.

As of December 31, 2019, the Bank did not have any loans with foreclosure proceeding in process. As of December 31, 2018, the Bank had two loans with total recorded investment of $1.3 million for which foreclosure proceedings were in process. One of the loans was a commercial real estate loan, secured by residential property, and the other loan was a home equity line of credit, also secured by a residential property.

5.       Premises and Equipment

The components of premises and equipment as of December 31, 2019 and 2018 are as follows (in thousands):

	As of December 31,
	2019	2018
Leasehold improvements	$5,243	$5,117
Furniture and fixtures	1,643	1,550
Equipment and software	2,282	2,056
Construction in progress	341	328
Total cost	9,509	9,051
Accumulated depreciation	(5,800)	(4,768)
Premises and equipment, net	$3,709	$4,283

Depreciation expense was $1.0 million, $779 thousand and $907 thousand for the years ended December 31, 2019, 2018 and 2017, respectively. The Bank did not dispose of any fixed assets during the year ended December 31, 2019, and disposed of assets for losses of $26 thousand and $2 thousand for the years ended December 31, 2018 and 2017, respectively.

6.       Leases

The majority of the leases in which the Bank is the lessee are real estate property leases for branch offices and corporate office space. The Bank also has leases for copiers and printers. As of December 31, 2019, the Bank had a ROU asset of $17.5 million and a lease liability of $18.4 million.

The following schedule shows operating lease costs and other operating lease related information for the years ended December 31, 2019 (dollars in thousands):

For the Year Ended
December 31, 2019
Operating lease costs:
Operating lease costs (included in lease payments)	$2,468
Short-term lease costs (not included in lease payments)	13
Variable lease costs (not included in lease payments)	259
Net lease costs	$2,740
Other operating lease information:
Cash paid for amounts included in the measurement of lease liabilities	$2,127
Operating cash flows from operating leases	$2,399
Right-of-use assets obtained in exchange for new lease liabilities	$1,824
Right-of-use assets obtained to amend lease liabilities	$401
Weighted-average remaining lease term	8.68 years
Weighted-average discount rate	2.98%

The Bank leases banking and office space in 11 locations under non-cancelable lease arrangements accounted for as operating leases. The initial lease periods range from three to ten years and provide for one or more renewal options ranging from three to five years. The leases generally provide for scheduled annual rent escalations and require that the Bank (lessee) pay certain operating expenses applicable to the leased space, such as common area maintenance and real estate taxes. Under previous lease accounting guidance the Bank recorded $2.1 million and $2.2 million of rent expense for the years ended December 31, 2018 and 2017.

During the fourth quarter of 2019, the Bank signed a lease agreement for the Bank's first branch located in Washington, DC. Associated with this lease the Bank recorded a ROU asset of $1.8 million and a lease liability of $2.0 million. The Bank anticipates beginning operations at this branch during the summer of 2020. The lease agreement allows for an allowance of $202 thousand to use for the build-out of the space.

The Bank has four operating leases associated with two locations in Laurel, Maryland that are with a related party. During the years ended December 31, 2019, 2018 and 2017, the Bank paid $369 thousand, $440 thousand and $338 thousand, respectively, to that related party related to those leases. See Note 15 for more information regarding the Bank’s transactions with Related Parties.

The following schedule presents the remaining expected lease payments as of December 31, 2019 (in thousands):

2020	$2,477
2021	2,599
2022	2,656
2023	2,642
2024	2,401
2025 and later	8,354
Total future lease payments	21,129
Impact of interest	(2,743)
Present value of future lease payments	$18,386

The above schedule includes total future lease payments of $20.9 million for real estate leases and $243 thousand for equipment leases.

7.       Goodwill and Other Intangible Assets

The following is a summary of changes in the carrying amount of goodwill as well as the cost and accumulated amortization of core deposit intangibles as of December 31, 2019 and 2018 (in thousands):

	As of December 31,
	2019	2018
Core deposit intangibles:
Cost	$5,299	$5,299
Accumulated amortization	(2,382)	(1,672)
Core deposit intangible, net	$2,917	$3,627
Carrying value of goodwill:
Beginning balance	$26,815	$26,815
No activity	—	—
Carrying value of goodwill	$26,815	$26,815

The estimated annual amortization expense related to the core deposit intangibles for BlueRidge Bank and Monument Bank as of December 31, 2019 are as follows (in thousands):

2020	$710
2021	710
2022	710
2023	599
2024	188
Thereafter	—
Total	$2,917

8.       Deposits

The components of deposits and the associated average rate as of and for the years ended December 31, 2019, 2018 and 2017, are as follows (in thousands):

	As of and For the Years Ended December 31,
	2019		2018		2017
		Average		Average		Average
	Balance	Rate	Balance	Rate	Balance	Rate
Interest-bearing demand	$128,882	0.64%	$116,919	0.41%	$115,200	0.30%
Money market	1,058,791	1.58%	938,514	1.21%	744,553	0.81%
Savings	5,458	0.10%	6,896	0.09%	5,759	0.05%
Time deposits over $250	299,907	2.38%	282,826	1.60%	231,853	1.23%
Time deposits less than $250	432,142	2.18%	375,749	1.77%	374,578	1.38%
Total interest-bearing deposits	1,925,180	1.78%	1,720,904	1.34%	1,471,943	0.99%
Non-interest-bearing demand	420,186		368,063		323,149
Total deposits	$2,345,366		$2,088,967		$1,795,092

The Bank accepts certain brokered third-party deposits in addition to its own products. As of December 31, 2019 and 2018, brokered deposits totaled $414.0 million and $366.4 million, respectively, and were included in interest-bearing demand, non-interest-bearing demand, money market, time over $250 thousand, and time less than $250 thousand in the schedule above.

As of December 31, 2019 and 2018, there were $128 thousand and $7 thousand, respectively, of overdrafts reclassified from deposits to loans receivable and reported as Consumer, primarily home equity lines. See Note 4 for more information on loan balances.

Interest expense on deposits for the years ended December 31, 2019, 2018 and 2017, is as follows (in thousands):

	For the Years Ended December 31,
	2019	2018	2017
Interest-bearing demand	$786	$453	$315
Money market	15,165	10,507	5,254
Savings	6	6	3
Time deposits over $250	7,037	3,854	4,270
Time deposits less than $250	8,716	6,152	3,849
Total	$31,710	$20,972	$13,691

The scheduled maturities of time deposits as of December 31, 2019 and 2018, are as follows (in thousands):

	As of December 31,
	2019	2018
Three months or less	$132,503	$58,309
Greater than three months through six months	112,520	104,642
Greater than six months through twelve months	196,776	211,573
Greater than twelve months	290,250	284,051
Total	$732,049	$658,575

The maturities of time deposits, by year, as of December 31, 2019, are as follows (in thousands):

2020	$441,799
2021	162,115
2022	30,186
2023	47,156
2024	50,793
Thereafter	—
Total	$732,049

9.       Borrowings

The following schedule provides information related to the Bank's FHLB advances as of and for the years ended December 31, 2019 and 2018 (dollars in thousands):

	As of and For the Years Ended December 31,
	2019		2018
	Balance	Rate	Balance	Rate
Short-term
End of period	$32,592	2.10%	$30,473	1.39%
Average	$28,141	2.07%	$31,535	1.38%
Highest month	$37,516	2.10%	$58,429	1.80%

Long-term
End of period	$110,766	2.54%	$32,983	2.16%
Average	$83,264	2.54%	$27,567	2.00%
Highest month	$116,503	2.51%	$43,840	1.98%

Total
End of period	$143,358	2.44%	$63,456	1.79%
Average	$111,405	2.42%	$59,102	1.67%
Highest month	$154,019	2.41%	$102,269	1.88%

FHLB advances, in the schedule above, contain an aggregate fair market value adjustment of $37 thousand and $54 thousand as of December 31, 2019 and 2018, respectively, from the assumption of BlueRidge Bank and Monument Bank advances. The original amount of the aggregate adjustment was $103 thousand, and is being accreted over various terms with a maximum term of 68 months.

On September 27, 2018, the Bank prepaid $25.0 million of outstanding FHLB advances for a net gain of $15 thousand. The gain was recognized in other non-interest income in the Consolidated Income Statement.

The maturities of FHLB advances, by year, as of December 31, 2019, are as follows (in thousands):

2020	$32,592
2021	26,420
2022	27,846
2023	24,500
2024	32,000
Thereafter	—
Total	$143,358

The Bank is a member of the FHLB and, based on available qualified collateral as of December 31, 2019, had the ability to borrow up to $304.1 million. In addition, as of December 31, 2019, the Bank had in place borrowing capacity of $85.8 million through correspondent banks. As of December 31, 2019, the Bank had aggregate available and unused credit of approximately $156.7 million, which represents the aforementioned FHLB facilities net of $147.3 million in outstanding borrowings and letters of credit. The Bank’s remaining credit availability was $561.5 million as of December 31, 2019. The Bank pledged $384.0 million of its commercial real estate portfolio and $39.3 million of its residential real estate portfolio to secure its advances as of December 31, 2019.

The Bank issued long-term subordinated fixed to floating rate debt (“Notes”) for $31.0 million in September 2016 to multiple investors in the form of Subordinated Note Purchase Agreements, together with an Indenture agreement with U.S. Bank (“Trustee”). The Notes have a ten year maturity date of September 30, 2026, with interest due and payable semi-annually, and carry an initial rate of 5.625% fixed for five years. Thereafter, the interest rate floats equal to LIBOR plus 440.9 basis points. Subject to the receipt of regulatory approvals and written notice to the Trustee, the Bank may redeem all or a portion of the Notes on or after September 30, 2021. The Notes are structured to qualify as Tier 2 Capital. The original financing costs of $508 thousand are being amortized over five years. As of December 31, 2019 and 2018, the unamortized financing costs were $181 thousand and $285 thousand, respectively, and are recorded net of the carrying amount of the Notes. During the years ended 2019 and 2018, the Notes had an average carrying amount of $30.8 million and $30.7 million and associated weighted-average rates of 6.03% and 6.05%, respectively.

10.       Commitments and Contingencies

The Bank is a party to credit related financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. Such commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets.

The Bank’s exposure to credit loss is represented by the contractual amount of these commitments. The Bank follows the same credit policies in making these commitments as it does for on-balance sheet instruments.

As of December 31, 2019 and 2018, the following financial instruments were outstanding whose contract amounts represent credit (in thousands):

	As of December 31,
	2019	2018
Commitments to grant loans	$151,839	$82,413
Unfunded commitments	562,804	502,216
Letters of credit	16,350	10,428
Total commitments	$730,993	$595,057

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The commitments may expire without being drawn upon. Therefore, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if it is deemed necessary by the Bank, is based on management’s credit evaluation of the customer. Letters of credit are written conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit and market risk involved in issuing letters of credit is generally the same as that involved in extending other loan commitments. The fair value of guarantees under letters of credit is not material.

11.       Stockholders’ Equity

On September 18, 2018, the Bank announced that it completed a common stock offering (the “offering”) to issue 1,610,000 shares of its common stock, at $29.25 per share, including 210,000 of additional shares bought through the underwriters option to purchase additional shares. The offering resulted in net proceeds of $44.2 million, after deducting $2.8 million of underwriting discounts, commissions, and other expenses. The Bank intends to use the net proceeds of the offering for general corporate purposes, including funding organic loan growth, purchasing investment securities, and pursuing possible strategic acquisition opportunities. The Bank intends to maintain regulatory capital ratios at levels higher than those currently required by the Bank’s regulators.

As part of the BlueRidge Bank acquisition the Bank assumed 124,901 warrants (“BlueRidge warrants”) with an exercise price of $16.01. As of December 31, 2019, there are no longer any BlueRidge warrants outstanding as the BlueRidge warrants expired on April 22, 2019. During the years ended December 31, 2019, 2018 and 2017, there were 62,069, 47,521 and 13,437 BlueRidge warrants exercised, respectively, at $16.01.

In conjunction with the Bank’s initial stock offering, each stockholder was issued a warrant (“Revere warrants”) for each fifteen shares of common stock purchased. The Revere warrant entitled the holder to purchase one share of stock at the purchase price of $10.00 per share. There were 130,785 Revere warrants issued under the initial stock offering. During 2017, there were 81,423 Revere warrants exercised at $10.00 per share. On November 20, 2017, there were 29,207 Revere warrants remaining unexercised which expired during 2017. There were no Revere warrants outstanding as of December 31, 2019 or 2018.

The Bank has an employee stock purchase plan (“ESPP”) which allows all full-time employees who have completed at least twenty-six weeks of service the option to purchase shares of the Bank’s stock through regular payroll deductions. The purchase price is the fair value as determined by the committee established to govern the ESPP. In 2017, the board of directors increased the number of shares available under the ESPP from 50,000 shares to 150,000 shares. These shares are authorized but unissued until purchased. During the years ended December 31, 2019, 2018 and 2017, there were 6,664 shares, 9,282 shares and 12,961 shares purchased at a weighted-average price of $29.09, $29.89 and $26.88, respectively. Effective in coordination with the acquisition agreement with Sandy Spring Bancorp, Inc., additional shares will no longer be issued under the Revere Bank ESPP. As of December 31, 2019, there are 74,955 shares remaining that are available for issuance under the ESPP.

12.       Accumulated Other Comprehensive Income (Loss)

The following schedule presents the changes in each component of accumulated other comprehensive income (loss) for the years ended December 31, 2019, 2018 and 2017 (in thousands):

	For the Years Ended December 31,
	2019	2018	2017
Balance at beginning of period	$(2,150)	$(976)	$(1,112)
Unrealized gains and (losses) on securities available-for-sale, net	4,458	(1,355)	225
Tax effect	(1,226)	372	(89)
Net unrealized gains and (losses) on securities available-for-sale	3,232	(983)	136
Reclassification of the income tax effects of the Tax Cuts and Jobs Act	—	(191)	—
Balance at end of period	$1,082	$(2,150)	$(976)

13.       Revenue from Contracts with Customers

Effective January 1, 2018, the Bank adopted ASU 2014-09 revenue from contracts with customers under the modified retrospective approach. A significant amount of the Bank’s revenues are from net interest income on financial assets and liabilities, investment securities gains, loan and letter of credit fees, income from bank-owned life insurance, and certain other revenues that are excluded from the scope of the amended guidance.

For non-interest income revenue streams within the scope of the amended guidance, the Bank recognizes the expected amount of consideration as revenue when performance obligations related to the services under the terms of a contract are satisfied. The Bank’s contracts do not contain terms that necessitate significant judgment to determine the amount of revenue to recognize.

Generally, the Bank does not incur significant measurable costs associated with obtaining contracts with customers and the Bank’s contracts with customers are such that there is unlikely to be a required contract asset or liability.

The following schedule disaggregates non-interest income based on the nature and timing for the years ended December 31, 2019, 2018 and 2017 (in thousands):

	For the Years Ended December 31,
	2019	2018	2017
Deposit account fees	$99	$91	$88
Transaction-based fees	916	660	541
Loan fees	1,104	329	314
Other	389	320	292
Non-interest income in-scope for Topic 606	2,508	1,400	1,235
Non-interest income out-of-scope for Topic 606	343	845	893
Total non-interest income	$2,851	$2,245	$2,128

14.       Employment Agreements

As of December 31, 2019, the Bank has employment agreements with three executive officers.

Two of the agreements provide for a 36 month term. Unless either party provides notice to the other, an additional day will be added to the term of the agreement at the end of each day maintaining the 36 month term. The agreements include minimum annual salary commitments and change of control provisions. Upon departure after a change in the control of the Bank, as defined in the agreements, the individuals will receive monetary compensation in the amount set forth in the individual agreements.

One of the agreements provides for a 48 month term. There is no renewal provision. This agreement includes a minimum annual salary commitment and a change of control provision. Upon departure after a change in the control of the Bank, as defined in the agreement, the individual will receive monetary compensation in the amount set forth in the individual agreement.

15.       Employee Benefit Plans

The Bank has a 401(k) Plan in which substantially all employees participate. Employees may contribute up to limits based on federal tax laws. The Bank matches 100% of the first three percent contributed by an employee and then matches 50% of the next two percent contributed by the employee for a possible total match of four percent of the employee’s salary. Matching contributions are immediately vested. For the years ended December 31, 2019, 2018 and 2017, the expense attributable to the plan was $887 thousand, $810 thousand and $753 thousand, respectively.

16.       Stock-based Compensation

Under the Bank's 2013 Equity Compensation Plan (the “2013 Plan”), the Bank may grant options and restricted stock to its directors, officers, and employees for up to the lesser of 448,879 shares and 880,000 shares, respectively, or 15% of issued and outstanding shares as of the date of any grant of common stock. As of December 31, 2019, there were 343,768 shares available which can be issued under the 2013 Plan. During the year ended December 31, 2018, the Bank's 2008 Equity Compensation Plan expired with 7,854 shares remaining unissued. Incentive stock options, non-qualified stock options, and restricted stock may be granted under the 2013 Plan. The exercise price of the incentive stock options and non-qualified stock options are equal to the fair value of the Bank’s stock using the Black-Scholes option-pricing model on the date of grant and the maximum option term is ten years. Restricted stock is issued at fair value on the date of the grant. Vesting periods range from immediate to five years from grant date.

For the years ended December 31, 2019, 2018 and 2017, the Bank recognized $1.9 million, $1.5 million and $987 thousand, respectively, in stock-based compensation expense. The total income tax benefit recognized in the consolidated income statements for stock-based compensation arrangements was $567 thousand, $449 thousand and $427 thousand for the years ended December 31, 2018, 2017 and 2016, respectively.

Restricted Stock

Information pertaining to the Bank’s unvested restricted stock outstanding as of and for the years ended December 31, 2019, 2018 and 2017, is below:

		Weighted-Average
Restricted Stock	Number of Shares	Grant Date Fair Value
Unvested restricted stock as of January 1, 2017	50,882	$16.68
Granted	84,252	23.26
Vested	(31,491)	17.00
Unvested restricted stock as of December 31, 2017	103,643	21.93
Granted	66,351	29.41
Vested	(50,611)	22.46
Forfeited	(1,460)	25.04
Unvested restricted stock as of December 31, 2018	117,923	25.87
Granted	84,969	28.45
Vested	(64,352)	25.36
Forfeited	(1,581)	27.04
Unvested restricted stock as of December 31, 2019	136,959	$27.70

Unrecognized stock-based compensation expense related to unvested restricted stock totaled $2.7 million as of December 31, 2019, and is expected to be recognized over a weighted-average period of 1.50 years. As of December 31, 2019, the aggregate intrinsic value of unvested restricted stock was $5.1 million and had a weighted-average remaining contractual term for of 7.63 years.

Stock Options

A summary of the Bank's outstanding stock options as of and for the years ended December 31, 2019, 2018 and 2017, is below:

		Weighted-Average
Stock Options	Number of Shares	Exercise Price
Options outstanding as of January 1, 2017	809,685	$12.31
Granted	5,000	27.81
Exercised	(74,632)	9.99
Forfeited or expired	(10,381)	15.09
Options outstanding as of December 31, 2017	729,672	12.62
Exercised	(245,459)	12.84
Forfeited or expired	(350)	10.43
Options outstanding as of December 31, 2018	483,863	12.51
Exercised	(60,835)	11.23
Options outstanding as of December 31, 2019	423,028	$12.69

There were no stock options granted during the years ended December 31, 2019 or 2018. The weighted-average grant date fair value of stock options granted during the year ended December 31, 2017 was $10.83. As of December 31, 2019, there were 419,828 stock options exercisable with a weighted-average exercise price of $12.58. Stock options outstanding and stock options exercisable had weighted-average remaining contractual terms of 3.68 years and 3.65 years, respectively.

The total intrinsic value of options exercised during the years ended December 31, 2019, 2018 and 2017, was $1.2 million, $4.2 million and $1.1 million, respectively. The aggregate intrinsic value of stock options outstanding and stock options exercisable as of December 31, 2019 was $10.4 million.

A summary of the Bank's unvested stock options as of and for the years ended December 31, 2019, 2018 and 2017, is below:

		Weighted-Average
		Grant Date Fair
	Number of Shares	Value
Unvested Options as of January 1, 2017	131,900	$3.89
Granted	5,000	10.83
Vested	(77,262)	13.28
Forfeited	(400)	3.37
Unvested Options as of December 31, 2017	59,238	4.56
Vested	(45,240)	14.02
Forfeited	(100)	3.55
Unvested Options as of December 31, 2018	13,898	5.91
Vested	(10,698)	15.07
Unvested Options as of December 31, 2019	3,200	$10.43

Unrecognized stock-based compensation expense related to unvested options totaled $30 thousand as of December 31, 2019, and is expected to be recognized over a weighted-average period of 1.83 years. The total fair value of stock options vested was $49 thousand, $188 thousand and $295 thousand, during the years ended December 31, 2019, 2018 and 2017, respectively.

The Bank received cash from exercises of stock options under stock-based compensation plans of $683 thousand, $3.2 million and $746 thousand, for the years ended December 31, 2019, 2018 and 2017, respectively. The tax benefit expected to be realized for tax deductions from these option exercises totaled $299 thousand, $722 thousand and $475 thousand, for the years ended December 31, 2019, 2018 and 2017, respectively.

The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option-pricing model with the following weighted-average assumptions for the year ended December 31, 2017, there were no grants during the years ended December 31, 2019 and 2018:

2017
Non-qualified stock options:
Dividend yield	0.0%
Expected life (in years)	6.5 years
Expected volatility	34.8%
Risk-free interest rate	2.17%

The expected volatility is based on a peer group average. The risk-free interest rates for periods within the contractual life of the awards are based on the U.S. Treasury curve in effect at the time of the grant. The expected life is based on the expected exercise experience. The dividend yield assumption is based on the Bank’s history and expectation of dividend payouts.

17.	Income Taxes

The provision for income taxes charged (credited) to operations for the years ending December 31, 2019, 2018 and 2017, consists of the following (in thousands):

	For the Years Ended December 31,
	2019	2018	2017
Current tax expense:
Federal	$8,983	$7,196	$9,337
State	3,848	3,021	2,386
Total current tax expense	12,831	10,217	11,723
Deferred tax expense (benefit):
Federal	(863)	(560)	1,954
State	(368)	(232)	(99)
Total deferred tax expense (benefit)	(1,231)	(792)	1,855
Total income tax expense	$11,600	$9,425	$13,578

The following table reconciles the differences between the federal income tax rate of 21%, 21% and 35% to the effective tax rate for the years ended December 31, 2019, 2018 and 2017, respectively:

	For the Years Ended December 31,
	2019	2018	2017
Statutory federal income tax rate:	21.00%	21.00%	35.00%
State taxes, net	6.35%	5.95%	4.99%
Tax reform impact	—%	—%	8.07%
Revaluation of net deferred tax assets before tax reform (34% to 35%)	—%	—%	(0.64)%
Tax exempt interest	(0.09)%	(0.13)%	(0.29)%
Non-deductible merger costs	0.08%	—%	—%
Stock-based compensation	(0.51)%	(1.34)%	(1.17)%
Other	(0.04)%	(0.04)%	(0.47)%
Effective income tax rate	26.79%	25.44%	45.49%

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2019 and 2018, are as follows (in thousands):

	As of December 31,
	2019	2018
Deferred Tax Assets
Organization costs	$152	$210
Compensation-related accruals	45	—
Provision for loan losses	6,343	5,149
Straight line rent accrual	—	118
Depreciation	268	89
Maryland depreciation, net of federal tax	20	22
Stock-based compensation	781	760
Deferred compensation	205	138
Unrealized loss on securities	—	816
FMV of leases	—	41
Lease liabilities	5,060	—
Purchase accounting - time deposits, Federal Home Loan Bank, loans	929	1,208
Total deferred tax assets	13,803	8,551
Deferred Tax Liabilities
Purchase accounting - core deposit intangible, lease adjustments, securities	970	1,200
Discount accretion	69	50
Deferred loan costs	1,133	904
Right-of-use assets	4,820	—
Unrealized gain on securities	410	—
Total deferred tax liabilities	7,402	2,154
Net Deferred Tax Asset	$6,401	$6,397

The Tax Cuts and Jobs Act was enacted on December 22, 2017. Among other things, the new law (i) established a new, flat corporate federal statutory income tax rate of 21%, (ii) eliminated the corporate alternative minimum tax and allowed the use of any such carryforwards to offset regular tax liability for any taxable year, (iii) limited the deduction for net interest expense incurred by U.S. corporations, (iv) allowed businesses to immediately expense, for tax purposes, the cost of new investments in certain qualified depreciable assets, (v) eliminated or reduced certain deductions related to meals and entertainment expenses, (vi) modified the limitation on excessive employee remuneration to eliminate the exception for performance-based compensation and clarified the definition of a covered employee, and (vii) limited the deductibility of deposit insurance premiums. The Tax Cuts and Jobs Act also significantly changed U.S. tax law related to foreign operations; however, such changes did impact the Bank.

As a result of the enactment of the Tax Cuts and Jobs Act, the Bank re-measured the deferred tax assets and liabilities based upon the newly enacted U.S. statutory federal income tax rate of 21%, which is the tax rate at which these assets and liabilities are expected to reverse in the future. In 2017, the Bank recognized additional tax expense of approximately $2.4 million.

18.	Earnings per Share

The Bank determines basic earnings per common share by dividing net income available to common shareholders by the year to date weighted-average number of common shares outstanding at the end of each reporting period.

The Bank calculates diluted earnings per common share by including the weighted-average dilutive common share equivalents outstanding during the period. Diluted common share equivalents consist of stock options, restricted stock awards, and warrants, calculated using the treasury stock method. There were 5,000, 5,250 and 12,741 anti-dilutive options as of December 31, 2019, 2018 and 2017, respectively.

The following schedule reflects the calculations of earnings per share for the years ended December 31, 2019, 2018 and 2017 (dollars in thousands, except per share data):

	For the Years Ended December 31,
	2019	2018	2017
Net income	$31,698	$27,627	$16,271

Basic weighted-average shares outstanding	11,936,331	10,529,804	9,736,916
Dilutive shares	325,564	414,141	498,388
Diluted weighted-average shares outstanding	12,261,895	10,943,945	10,235,304
Earnings per share:
Basic	$2.66	$2.62	$1.67
Diluted	$2.59	$2.52	$1.59

19.	Related Party Transactions

The Bank has, and may be expected to have in the future, banking transactions in the ordinary course of business with its executive officers, directors, principal stockholders, their immediate families, and affiliated companies (collectively referred to as “Related Parties”). These transactions are executed on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions.

The following schedule presents the activity of loans with the Bank’s Related Parties for the years ended December 31, 2019 and 2018 (in thousands):

	As of December 31,
	2019	2018
Beginning Balance	$49,446	$40,654
Originations and advances	23,972	23,210
Payments	(13,440)	(14,418)
Ending Balance	$59,978	$49,446

Additional available borrowing capacity	$19,055	$8,808

The Bank also holds deposits of Related Parties, which were $21.3 million and $33.7 million as of December 31, 2019 and 2018, respectively.

The Bank leases administrative offices, its Laurel branch, and operations center from a real estate company controlled by one of the Bank’s directors. For the years ended December 31, 2019, 2018 and 2017, the Bank paid $369 thousand, $440 thousand and $338 thousand, respectively, related to these leases to the related party. See Note 5 for more information regarding the Bank’s leases.

20.	Regulatory Matters

The Bank is subject to various regulatory capital requirements administered by federal and state banking agencies which may include qualitative judgments by the regulators about capital components, risk weightings, and other factors. Failure to meet the minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material impact on the Bank’s consolidated financial statements. These regulatory actions could affect the Bank’s ability to pay dividends, accept deposits, and may significantly affect operations. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The amount of the Bank’s capital and its classification are also subject to qualitative judgments by the regulators about components, risk-weightings, and other factors. Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth below) of regulatory defined Tier 1 capital to average assets and risk-weighted assets and of risk-based capital to risk-weighted assets. Management believes, as of December 31, 2019 and 2018, that the Bank met all capital adequacy requirements to which it is subject and is classified as well capitalized. There are no conditions or events subsequent to these dates that management believes have changed the Bank’s category.

The Bank’s actual capital amounts and ratios as of December 31, 2019 and 2018 are presented below (dollars in thousands):

					To Be Well Capitalized
			Minimum for Capital		under Prompt Corrective
	Actual		Adequacy Purposes(1)		Action Provisions
As of December 31, 2019	Amount	Ratio	Amount	Ratio	Amount	Ratio
Common equity tier 1 capital ratio (to risk-weighted assets)	$273,617	10.99%	$112,078	4.50%	$161,890	6.50%
Total capital ratio (to risk-weighted assets)	$327,483	13.15%	$199,250	8.00%	$249,062	10.00%
Tier 1 capital ratio (to risk-weighted assets)	$273,617	10.99%	$149,437	6.00%	$199,250	8.00%
Tier 1 capital ratio (to average assets)	$273,617	9.48%	$115,409	4.00%	$144,262	5.00%

					To Be Well Capitalized
			Minimum for Capital		under Prompt Corrective
	Actual		Adequacy Purposes(1)		Action Provisions
As of December 31, 2018	Amount	Ratio	Amount	Ratio	Amount	Ratio
Common equity tier 1 capital ratio (to risk-weighted assets)	$237,746	11.40%	$93,846	4.50%	$135,555	6.50%
Total capital ratio (to risk-weighted assets)	$287,173	13.77%	$166,838	8.00%	$208,547	10.00%
Tier 1 capital ratio (to risk-weighted assets)	$237,746	11.40%	$125,128	6.00%	$166,838	8.00%
Tier 1 capital ratio (to average assets)	$237,746	10.03%	$94,818	4.00%	$118,523	5.00%

(1)	Was fully phased-in on January 1, 2019, the Basel III capital rules include a capital conservation buffer of 2.5% that is added on top of each of the minimum risk-based capital ratios noted above. Implementation began on January 1, 2016 at the 0.625% level and will increase each subsequent January 1, until it reached 2.5% on January 1, 2019.

21.	Fair Value Measurements of Financial Instruments

Management uses its best judgment in estimating the fair value of the Bank’s financial instruments; however, there are inherent weaknesses in any estimation technique. Therefore, for substantially all financial instruments, the fair value estimates herein are not necessarily indicative of the amounts the Bank could have realized in sales transactions on the dates indicated. The estimated fair value amounts have been measured as of their reporting dates and have not been re-evaluated or updated for purposes of these financial statements subsequent to those respective dates. As such, the estimated fair values of these financial instruments subsequent to the respective reporting dates may be different than the amounts reported at each year end.

The Bank uses fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. In accordance with the Fair Value Measurements and Disclosures topic of FASB ASC 820, the fair value of a financial instrument is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Bank’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument.

The fair value guidance provides a consistent definition of fair value, which focuses on exit price in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants at the measurement date under current market conditions. If there has been a significant decrease in the volume and level of activity for the asset or liability, a change in valuation technique or the use of multiple valuation techniques may be appropriate. In such instances, determining the price at which willing market participants would transact at the measurement date under current market conditions depends on the facts and circumstances and requires the use of significant judgment.

Fair value guidance establishes a fair value hierarchy that prioritizes the inputs to valuation methods used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are as follows:

Level 1 - Unadjusted quoted prices in active markets that are accessible at the measurement date for identical unrestricted assets or liabilities.

Level 2 - Quoted prices in markets that are not active, or inputs that are observable either directly or indirectly, for substantially the full term of the asset or liability.

Level 3 - Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (i.e., supported with little or no market activity).

The level of the asset or liability within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. For financial assets measured at fair value on a recurring basis, the fair value measurements by level within the fair value hierarchy used as of December 31, 2019 and 2018 are as follows (in thousands):

	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
As of December 31, 2019	(Level 1)	(Level 2)	(Level 3)	Total
Securities available-for-sale:
U.S. government agency	$—	$7,319	$—	$7,319
Asset-backed securities	—	8,478	—	8,478
Residential mortgage-backed, U.S. agency	—	154,356	—	154,356
Municipal securities	—	15,502	—	15,502
Total assets measured on a recurring basis	$—	$185,655	$—	$185,655

	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
As of December 31, 2018	(Level 1)	(Level 2)	(Level 3)	Total
Securities available-for-sale:
U.S. Treasury notes and bonds	$—	$3,984	$—	$3,984
U.S. government agency	—	12,271	—	12,271
Asset-backed securities	—	8,860	—	8,860
Residential mortgage-backed, U.S. agency	—	145,405	—	145,405
Municipal securities	—	17,038	—	17,038
Total assets measured on a recurring basis	$—	$187,558	$—	$187,558

There were no transfers of assets between Level 1 and Level 2 during the years ended December 31, 2019, 2018 or 2017.

For financial assets measured at fair value on a non-recurring basis, the fair value measurements by level within the fair value hierarchy used as of December 31, 2019 and 2018 are as follows (in thousands):

	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
As of December 31, 2019	(Level 1)	(Level 2)	(Level 3)	Total
Impaired loans:
Commercial	$—	$—	$94	$94
Commercial real estate: owner occupied	—	—	880	880
Consumer, primarily home equity lines	—	—	1,524	1,524
Total assets measured on a non-recurring basis	$—	$—	$2,498	$2,498

	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
As of December 31, 2018	(Level 1)	(Level 2)	(Level 3)	Total
Impaired loans:
Commercial real estate: residential rental	$—	$—	$187	$187
Consumer, primarily home equity lines	—	—	100	100
Total assets measured on a non-recurring basis	$—	$—	$287	$287

The estimated fair value of the Bank’s financial instruments at December 31, 2019 and 2018 are as follows (in thousands):

		As of December 31,
	Level in	2019		2018
	Fair Value	Carrying	Fair	Carrying	Fair
	Hierarchy	Value	Value	Value	Value
Financial Assets:
Cash and cash equivalents	Level 1	$147,115	$147,115	$136,442	$136,442
Securities available-for-sale	Level 2	185,655	185,655	187,558	187,558
Equity securities, at cost	Level 2	8,435	8,435	4,698	4,698
Loans and impaired loans, net of deferred feesand allowance for loan losses	Level 3	2,431,888	2,449,114	2,066,094	2,048,800
Accrued interest receivable	Level 2	7,668	7,668	6,854	6,854

Financial Liabilities:
Time deposits	Level 3	732,049	734,610	658,575	659,758
Other deposits	Level 2	1,613,317	1,613,317	1,430,392	1,430,392
Federal Home Loan Bank advances	Level 2	143,358	145,778	63,456	62,987
Subordinated debt, net	Level 2	30,819	31,200	30,715	30,956
Accrued interest payable	Level 2	1,605	1,605	1,320	1,320

22.       Pending Acquisition

On September 24, 2019, Revere Bank and Sandy Spring Bancorp, Inc ("Sandy Spring"), announced a definitive Agreement and Plan of Merger (the “merger agreement”). Under the terms of the merger agreement, Revere shareholders will receive 1.05 shares of Sandy Spring common stock for each share of Revere common stock. The transaction has a value of approximately $460.7 million in the aggregate, based on Sandy Spring’s closing price of $35.33 on September 23, 2019. Upon closing, Sandy Spring shareholders will own approximately 74% of the combined company and Revere shareholders will own approximately 26% of the combined company. Completion of the transaction is subject to receipt of regulatory and shareholder approvals and satisfaction of customary closing conditions. The transaction, as of the date of this filing, has received all necessary regulatory and shareholder approvals.

The Bank expects that the merger will be consummated on April 1, 2020.

The Bank currently maintains employment agreements with Andrew F. Flott and Kenneth C. Cook, its Co-President and Chief Executive Officers. In connection with the execution of the merger agreement, on September 23, 2019, the Bank entered into a settlement and release agreement with each of Messrs. Flott and Cook pursuant to which each executive agreed to terminate his employment agreement with the Bank, as of the effective time of the merger, in exchange for (i) a lump sum cash payment by the Bank on the closing date of the merger equal to $3.5 million (less applicable tax withholding) and (ii) the execution by each executive of a release of claims against the Bank and its successors as set forth in the settlement and release agreement.

23.       Subsequent Event

The recent global outbreak of COVID-19 has disrupted economic markets and the economic impact, duration, and spread of the COVID-19 virus is currently uncertain. The economic impact to the Bank and its borrowers cannot be reasonably estimated at this time.